UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36270	32-0414408
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

n/a

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 2, 2014, Santander Consumer USA Holdings Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sponsor Auto Finance Holdings Series LP, as selling stockholder (the “Selling Stockholder”), and J.P. Morgan Securities LLC, as the underwriter (the “Underwriter”), relating to a secondary public offering (the “Offering”) of its common stock, par value $0.01 per share (the “Common Stock”). Prior to the Offering, the Selling Stockholder was the beneficial owner of approximately 4.1% of the Company’s outstanding common stock. Under the Underwriting Agreement, the Selling Stockholder, an investment vehicle jointly owned by investment funds affiliated with certain entities, including Warburg Pincus LLC and Kohlberg Kravis Roberts & Co. L.P., agreed to sell 10,047,954 shares of Common Stock to the Underwriter at a purchase price per share of $18.65. The Offering closed on September 8, 2014. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholder.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and the Selling Stockholder. It also provides that the Company and the Selling Stockholder will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments that the Underwriter may be required to make because of any of those liabilities.

The Underwriter is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. In addition, affiliates of the Underwriter are lenders, and in some cases agents or managers for the lenders, under the Company’s credit facilities, and affiliates of the Underwriter receive customary fees and reimbursement of expenses as Underwriters for the Company’s securitizations. The Underwriter or its affiliates that have a lending relationship with the Company routinely hedge their credit exposure to the Company consistent with their customary risk management policies. A typical such hedging strategy would include the underwriter or its affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 2, 2014, by and among Santander Consumer USA Holdings Inc., Sponsor Auto Finance Holdings Series LP and J.P. Morgan Securities LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER CONSUMER USA HOLDINGS INC.

Dated: September 8, 2014
	By:	/s/ Jason A. Kulas
	Name:	Jason A. Kulas
	Title:	President and Chief Financial Officer